EXHIBIT EX-99.l1

                             SUBSCRIPTION AGREEMENT


THIS AGREEMENT is entered into as of the 30th day of July, 2008 by and between Mary T. Pasco ("Subscriber"), a citizen and resident of the State of Virginia and the World Funds Trust ("Trust"), a statutory trust organized and existing under and by virtue of the laws of the State of Delaware.

In consideration of the mutual promises set forth herein, the parties agree as follows:

1. The Trust agrees to sell to Subscriber and Subscriber hereby subscribes to purchase 10,000 Institutional Class shares ("Shares") of beneficial interest of the Commonwealth Small Cap Fund (the "Fund"), a series of the Trust, without par value, at a price of ten dollars($10.00) per Share.

2. Subscriber agrees to pay $100,000 for all such Shares at the time of their issuance, which shall occur at any time on or before the effective date of the Trust's Registration Statement filed by the Trust on Form N-1A with the Securities and Exchange Commission ("Registration Statement").

3. Subscriber acknowledges that the Shares to be purchased hereunder have not been registered under the federal securities laws and that, therefore, the Trust is relying on certain exemptions from such registration requirements, including exemptions dependent on the intent of the undersigned in acquiring the Shares. Subscriber also understand that any resale of the Shares or any part thereof, may be subject to restrictions under the federal securities laws, and that Subscriber may be required to bear the economic risk of any investment in the Shares for an indefinite period of time.

4. Subscriber represents and warrants that (i) she is acquiring the Shares solely for her own account and solely for investment purposes and not with a view to the resale or disposition of all or any part thereof, and that she has no present plan or intention to sell or otherwise dispose of the Shares or any part thereof at any time in the near future and
      (ii) she is knowledgeable and experienced with respect to the financial, tax, and business ownership of the Shares and is capable of evaluating the risks and merits of purchasing the Shares and can bear the economic risk of an investment in the Shares for an indefinite period of time and can suffer the complete loss thereof.

5. Subscriber agrees that she will not sell or dispose of the Shares or any part thereof, except to the Trust itself, unless the Registration Statement with respect to such Shares is then in effect under the Securities Act of 1933, as amended.



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IN WITNESS WHEREOF, the parties hereto have executed this Agreement, which in the case of the Trust, by its duly authorized representative this 30th day of July, 2008.


Subscriber                          World Funds Trust



By:  /s/ Mary T. Pasco                         By:  /s/ Franklin A. Trice, III
   -------------------                            ----------------------------
      Mary T. Pasco                                  Franklin A. Trice, III
                                                     President